877 North 8th West, Riverton, WY  82501 USA, Ph: (307) 856-9271, Fx: (307) 857-3050, www.usnrg.com

For Immediate Release

U.S. ENERGY CORP. UPDATES FIRST QUARTER 2010 GULF COAST DRILLING INITIATIVES

RIVERTON, Wyoming – January 26, 2010 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“USE” or the “Company”), a natural resources exploration and development company with interests in oil and gas, molybdenum, geothermal, and real estate assets, today announced that the Company has elected to participate in two Gulf Coast prospects with PetroQuest Energy, L.L.C. ("PetroQuest") (NYSE:PQ), and an initial test well, with Houston, Texas-based, Yuma Exploration and Production Company

In August 2009, USE entered into a participation agreement with PetroQuest Energy to acquire a 3.6% working interest (~2.5% net revenue interest) in a gas prospect located in south central Louisiana.  The well has an initial planned drilling depth of approximately 14,700 feet, and is targeting the middle Miocene Tex W 7 Sand.  The prospect has gross unrisked reserve potential of approximately 13.7 BCFE.  Spudding of the well is expected to take place in early February and the well is expected to take approximately 45-60 days to drill.  This well is subject to a back-in after payout.

On January 7, 2010, USE entered into an additional participation agreement with PetroQuest Energy to acquire a 10% working interest (~8% net revenue interest) in an oil and gas prospect located 15 miles offshore of south east Louisiana.  The well has an initial planned drilling depth of approximately 12,500 feet, and is targeting the middle Miocene “Listerella” sand.  The prospect has gross unrisked reserve potential of approximately 1.8 MMBO / 4.0 BCFG.  A large independent oil and gas company will operate the well.  Spudding of the well is expected to take place in early February and the well is expected to take approximately 45-60 days to drill.  This well is not subject to a back-in after payout.

In addition, the Company’s partner, Yuma Exploration and Production Company, has identified multiple prospects as a result of a 2009 3-D seismic shoot that USE participated in.  Early indications are that Yuma may drill up to six prospects in 2010.  Drilling of the first prospect is expected to commence in the first quarter of 2010, and the program will be evaluated on a going forward basis, based on the early drill results.

"We are moving forward in the execution of deploying our 2010 oil and gas budget, not only to meet our growing commitments in the Williston basin but also to access new opportunities in other regions, further diversifying our project portfolio," stated Keith Larsen, CEO of U.S. Energy Corp.  “Expanding our relationships with PetroQuest and Yuma will enhance our opportunities to build on our early successes in the Gulf Coast region,” he added.

Press Release
January 26, 2010

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Note Regarding BOEs

BOEs are derived by converting gas to oil in the ratio of one barrel of oil to six thousand cubic feet of gas (1 bbl:6 Mcf), based on their respective BTU energy content.  BOEs are not indicative of value, as oil and natural gas have different markets and prices may diverge from the ratio on a national and/or regional level.

Note Regarding After Payout Back-in

Pursuant to a 2007 agreement with an oil and gas industry consulting company, USE’s working interest (and corresponding net revenue interest) in each of the wells drilled within a defined area of mutual interest with PetroQuest is subject to a 15% reduction when USE reaches payout of all its costs associated with each well, plus 6% annual interest.  The reduction increases to 20% when USE has recovered 200% of its costs for each well.  When and if each benchmark is attained, USE will assign the working interest difference to the consulting company.

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Forward-Looking Statements

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect,"”target,” “goal,” or similar expressions.  Forward looking statements in this release relate to, among other things, USE’s drilling of wells with  Yuma and PetroQuest, and its ownership interests in those wells and their expected costs, and the oil and natural gas targets or goals for the wells.  There is no assurance that any of the wells referenced in this press release be productive or that the Company’s goals for 2010 will be achieved. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company’s filings with the SEC (including, without limitation, the Form S-3 registration statement (File No. 333-162607), and the amendments and supplements thereto), which are incorporated herein by reference.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

Press Release
January 26, 2010

Disclosure Regarding Mineral Resources Under SEC and Canadian Regulations

The Company owns or may come to own stock in companies which are traded on foreign exchanges, and may have agreements with some of these companies to acquire and/or develop the Company’s mineral properties.  An example is Sutter Gold Mining Inc.  These other companies are subject to the reporting requirements of other jurisdictions.

United States residents are cautioned that some of the information available about our mineral properties, which is reported by the other companies in foreign jurisdictions, may be materially different from what the Company is permitted to disclose in the United States.  For further information on the differences between the reporting limitations of the United States, compared to reports filed in foreign jurisdictions, and also concerning forward-looking statements, please see the Company’s Form 10-K (“Disclosure Regarding Forward-Looking Statements”; “Disclosure Regarding Mineral Resources under SEC and Canadian Regulation”; and “Risk Factors”); and similar disclosures in the Company’s Forms 10-Q.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
reggie@usnrg.com

Nick Hurst
Investor Relations
The Equicom Group
1-403-538-4845
nhurst@equicomgroup.com